Monsanto Company
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Contact	Media: Kelli Powers (314-694-4003)

MONSANTO COMPANY ADDS GREGORY H. BOYCE TO BOARD OF DIRECTORS

ST. LOUIS (April 16, 2013) – Monsanto Company (NYSE: MON) announced today the appointment of Gregory H. Boyce to the company’s board of directors. Boyce is the chairman and chief executive officer of Peabody Energy, which he joined in 2003 as president and chief operating officer.  He assumed responsibility for the company as president and chief executive officer in 2006, and became chairman the following year.
Prior to joining Peabody, Boyce served as chief executive officer – energy for international mining company Rio Tinto, with responsibility for a worldwide coal and uranium portfolio. Other prior positions include president and chief executive officer of Kennecott Energy Company and president of Kennecott Minerals Company.
 “On behalf of Monsanto, I am pleased to welcome Greg Boyce as an independent director to our board,” said Hugh Grant, Monsanto’s chairman of the board and chief executive officer.  “As the leader of a global business, he brings valuable experience and expertise that will complement the skills of the members of our board.”
Boyce’s appointment is effective immediately, and he will stand for election to the board at the 2014 annual meeting of shareowners.  He will serve on the sustainability and corporate responsibility committee and the science and technology committee.
Boyce is chairman of the International Energy Agency’s Coal Industry Advisory Board and a member of The Business Council, Business Roundtable and the National Coal Council.  In addition, he is a member of the board of trustees of Washington University in St. Louis, and serves on the advisory council of the University of Arizona’s Department of Mining and Geological Engineering. He also is a member of the Board of Directors of Marathon Oil Corporation.  Boyce holds a bachelor of science degree in mining engineering from the University of Arizona and an advanced management program degree from Harvard University’s Graduate School of Business.
The addition of Boyce to Monsanto’s board brings the number of directors to 12, with 11 independent directors. Additional information on Monsanto’s Board of Directors can be accessed at http://www.monsanto.com/whoweare/Pages/board-of-directors.aspx.  For more information on Monsanto’s board committees, visit http://www.monsanto.com/whoweare/Pages/corporate-governance.aspx.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality.  Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world’s natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.

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